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                                                                     EXHIBIT 2.3


                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

      Amendment No. 1 to Stock Purchase Agreement, dated as of September 20, 1998, between The Medical Society of New Jersey, a New Jersey not-for-profit corporation (the "Medical Society") and The MIIX Group, Incorporated, a Delaware corporation ("MIIX Holding").

      WHEREAS, MIIX Holding and the Medical Society are parties to a Stock Purchase Agreement dated as of October 15, 1997 (the "Stock Purchase Agreement"); and

      WHEREAS, MIIX Holding and the Medical Society wish to amend the Stock Purchase Agreement in order to facilitate the MIIX Plan of Reorganization and the consummation of the transactions contemplated thereby;

      NOW, THEREFORE, MIIX Holding and the Medical Society agree as follows:

      1. Amendment to Section 1.3 of Stock Purchase Agreement. Section 1.3 of the Stock Purchase Agreement is hereby deleted in its entirety, and the following is inserted in its place:

            1.3 Closing. The closing of the sale and purchase of the Company Shares (the "Closing") shall take place at 10:00 a.m. on the Effective Date (as defined in the MIIX Plan of Reorganization) of the MIIX Plan of Reorganization (the "Closing Date") at such place as the parties may agree. At the Closing:

                  (a) the Medical Society will deliver to MIIX Holding, free and clear of any Liens, one or more certificates representing all of the Company Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps; and

                  (b) MIIX Holding will deliver to the Medical Society $100,000 by wire transfer to an account to be designated by the Medical Society at least five business days in advance of the Closing.

      2. Addition of Section 1.4 to the Stock Purchase Agreement. The following is inserted as Section 1.4 of the Stock Purchase Agreement:

            1.4 Delivery of MIIX Holding Share Amount. If the MIIX Holding Share Amount is determined in accordance with Section 1.2(a) hereof, then such number of MIIX Holding Shares will be delivered to the Medical Society at the Closing. If the MIIX Holding Share Amount is determined in accordance with Section 1.2(b) hereof,
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      then such number of MIIX Holding Shares will be delivered to the Medical
      Society as soon as practicable after the fifteenth trading day of MIIX Holding Shares.

      3. Registered Public Offering. It is understood that the references to a "registered public offering" in Section 1.2 of the Stock Purchase Agreement mean an underwritten public offering and do not encompass the distribution of MIIX Holding Shares to members of the Medical Inter-Insurance Exchange of New Jersey pursuant to the MIIX Plan of Reorganization.

      4. Defined Terms. Defined terms used herein without definition shall bear the respective meanings ascribed thereto in the Stock Purchase Agreement.

      5. No Other Amendment. Except as expressly amended hereby, the Stock Purchase Agreement shall continue in full force and effect.

      6. Counterparts. This Amendment No. 1 to Stock Purchase Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to Stock Purchase Agreement as of the day first above written.

                                THE MEDICAL SOCIETY OF NEW JERSEY

                                By: /s/ Vincent A. Maressa
                                    --------------------------------------------
                                    Name:  Vincent A. Maressa
                                    Title: Executive Director


                                THE MIIX GROUP, INCORPORATED

                                By: /s/ Daniel Goldberg
                                    --------------------------------------------
                                    Name:  Daniel Goldberg
                                    Title: President and Chief Executive Officer